Exhibit 10.5

LOCK-UP/LEAK-OUT AGREEMENT

The undersigned shareholder of Northern Oil and Gas, Inc. (the “Company”), a Nevada corporation, hereby agrees, in exchange for good and valuable consideration receipt of which is hereby acknowledged, and in order to create a more orderly market for the Company’s common stock, that it will not sell, assign, or pledge, hypothecate, or otherwise transfer in any way, directly or indirectly, any shares of common stock of the Company, whether such shares are currently held or acquired in the future, with the exception of shares underlying company option grants, prior to the date which is eighteen (18) months after the signing of this agreement. This Lock-Up/Leak-Out Agreement prohibits both private and public transactions of any kind with the exception of transactions involving a company buyback or between parties subject to this agreement or any third party who agrees in writing to comply with the terms of the Agreement.

This Agreement shall be specifically enforceable by the Company by injunction or restraining order, in addition to any other remedies for breach which may be available by law including, but not limited to, liquidated damages in the amount determined to have affected the orderly market for the stock hereby covered.

The undersigned shall be allowed to sell a maximum of 5,000 shares per day, during such running period that the trailing 20 day average daily volume exceeds 100,000 shares.

This agreement shall terminate in the event the Company does not close on a private placement of equity by October 1, 2007 at a price per share greater than or equal to $2.50 and a gross principal amount greater than or equal to $8,000,000.00.

Shares Covered by this agreement: ________________

Agreed to this ______ day of August, 2007.

SHAREHOLDER: ______________________________

By:        _______________________________________

Its:        _______________________________________